Exhibit 99.1

Jernigan Capital, Inc. Promotes Kelly Luttrell to Chief Financial Officer

MEMPHIS, Tennessee, March 28, 2017 / Business Wire / Jernigan Capital, Inc. (the “Company”) (NYSE: JCAP) today announced the promotion of Ms. Kelly P. Luttrell to Senior Vice President, Chief Financial Officer and Treasurer, effective May 3, 2017. Ms. Luttrell will also serve as Senior Vice President, Chief Financial Officer and Treasurer of the Company’s advisor. Ms. Luttrell succeeds William C. Drummond, who will retire from the Company. Mr. Drummond will continue to serve as the Company’s Chief Financial Officer during the transition period, and thereafter has agreed to provide consulting services to the Company’s advisor into 2018.

Dean Jernigan, Chairman of the Board and Chief Executive Officer of the Company stated, “On behalf of the Board and the entire Company, we are excited to announce the appointment of Kelly as our CFO. Kelly has been with us since September 2015 and has an intricate understanding of our business. Kelly has helped to build a strong financial group at Jernigan Capital and has designed and implemented internal controls, reporting protocols and accounting practices that will further support our expected growth going forward. Finally, on behalf of the Board and all of Jernigan Capital, I want to thank Bill for his many contributions during his tenure. He has been a great mentor to Kelly, and we are grateful to have access to him in retirement. We wish him continued success in the future.”

“The seamless transition of leadership of our finance function marks another success in a recent string of successes for the Company,” added John Good, President and Chief Operating Officer of the Company. “Over the past year, we have sourced over $300 million of new capital, reported substantial new value to our shareholders from our investments in best-of-class new self-storage projects, demonstrated ready access to public capital and maintained a large investment pipeline for future value creation. Kelly has been a key contributor to all of these significant achievements. We are excited about the energy and expertise Kelly will bring to her new role.”

Ms. Luttrell has extensive public company experience and has served as the Company’s Corporate Controller since September 2015 and added the title Vice President of Financial Reporting in July 2016. Prior to joining the Company, Ms. Luttrell served as Controller and Finance Director of MicroPort Orthopedics, Inc., a global medical device manufacturer. Prior to joining MicroPort, Mrs. Luttrell was in the audit practice at Ernst & Young for 11 years, where she served in a leadership role on numerous audit engagements for large publicly-traded clients, including clients in the REIT industry. Ms. Luttrell obtained a master of accountancy and a bachelor’s degree in business administration from Baylor University and is a certified public accountant.

About Jernigan Capital, Inc.

Jernigan Capital, Inc. is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners, and operators of self-storage facilities. Our mission is to be the preeminent capital partner for self-storage entrepreneurs nationwide by offering creative solutions through an experienced team demonstrating the highest levels of integrity, dedication, excellence and community, while maximizing shareholder value. The Jernigan Capital team has extensive experience in over 100 U.S. markets—from acquiring and managing self-storage properties to new self-storage development—providing JCAP with knowledge unmatched by any lender, broker or advisor to the sector. Jernigan Capital is the only source of construction and development capital focused solely on the self-storage sector.

Contact:

Investor Relations

(901) 567-9580

Investorrelations@jerningancapital.com